Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of April 24th, 2024 (the “Effective Date”) by and between ECD Automotive Design, Inc., a Florida corporation (the “Company”), and BNMC Films LLC, a Oklahoma limited liability company (“Contractor”) (collectively, the “Parties” and, each, a “Party”).

WHEREAS David W. Miller II (“Miller”) is the sole Member of the Contractor.

WHEREAS BNMC Continuation Cars LLC, another entity owned by Miller, has entered into an agreement with the Company (“BNMC Agreement”) to sell the Company certain assets related to its Brand New Muscle Car new body vehicle build business (the “Business”).

WHEREAS in furtherance of the BNMC Agreement, the Company is interested in entering into this Agreement to obtain the services of Miller.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Services. Contractor shall cause Miller to render the following services, during the Term of this Agreement, to the Company: (a) advise and consult with the Company to assist the Company in building American classic cars, including but not limited to Mustangs, Camaros Fords, Chevrolet, Chryslers/MOPARs, etc. (collectively “American Classic Vehicles”); (b) establish working relationship between the Company and vendors, suppliers of parts and equipment needed to build American Classic Vehicles; (c) advise and consult with the Company to assist the Company in working with vehicle manufactures such as Ford, General Motors and FCA; and (d) to refer all American Classic Vehicles new body builds leads to the Company (collectively, the “Services”) for and as directed by the Company.

2. Contractor’s Performance of the Services. Contractor agrees to perform the Services (a) in a competent and professional manner; (b) in compliance with all applicable laws and regulations; and (c) on a timely basis as established by the Company. Contractor further agrees to refer all new body vehicle builds from customers or potential customers to the Company during the Term (as defined below) of this Agreement.

3. Term of Agreement. This Agreement shall commence and become effective as of the Effective Date and shall continue until the date that is the two (2) year anniversary of the Effective Date, unless terminated earlier (i) for cause or (ii) pursuant to Section 4(a) (the “Term”) after the one (1) year anniversary. Notwithstanding the foregoing, this Agreement will terminate immediately upon the death or incapacity of David W. Miller II if after the one (1) year anniversary. Upon termination of this Agreement pursuant to its terms, the Company will be responsible to pay Contractor only for all outstanding fees owed for Services performed prior to the date of termination after the one (1) year anniversary. For the purposes of this Agreement cause shall mean: (a) Contractor’s failure to perform the Services in a competent and professional manner; (b) Contractor’s failure to comply with all applicable laws and regulations; and (c) the Company failure to pay the Monthly Fee or Bonus, each as defined below, for seven (7) business days after the due date.

4. Payment.

(a) Monthly Fee. In consideration for the Services, the Company shall pay Contractor a fixed fee of $10,000, on a monthly basis, in arrears, commencing on the Effective Date (the “Monthly Fee”) and ending on the expiration of the Term or earlier termination of this Agreement if after the one (1) year anniversary. Contractor shall submit an invoice to the Company following the end of each month for Services rendered during such month; provided, however that if Contractor validly terminates this Agreement for cause, the Company shall continue to pay the Contractor the remaining monthly payments of $10,000 per month of this Agreement; provided, further, however, that for each fiscal quarter following the one (1) year anniversary of the date hereof, Contractor must send the Company at least five (5) Accepted Referrals (as defined below) per fiscal quarter and if, at the conclusion of any such fiscal quarter following the one (1) year anniversary of the date hereof, Contractor does not produce at least five (5) Accepted Referrals, this Agreement shall terminate and the Company shall be under no further obligations to pay the Monthly Fee.

(b) Bonus. In addition, during the term from the Effective Date until the date that is the ten (10) year anniversary of the Effective Date, for every five (5) new vehicle builds the Contractor independently sources and refers to the Company that are sold for an average selling price $289,995 or greater, and each of which has resulted in (i) a fully executed new vehicle build contract and (ii) an associated customer deposit (each an “Accepted Referral”) which shall not exceed twenty (20) new vehicle builds, the Company shall pay to the Contractor $125,000 (a “Bonus”). Such Bonus shall be paid to the Contractor within thirty (30) business days of receipt of the fifth (5th) Accepted Referral.

(c) General. Other than the payments provided by this Paragraph 4, Contractor shall not be entitled to any other compensation of any kind. Neither federal, state, nor local taxes of any kind shall be withheld or paid by the Company on behalf of Contractor in connection with payments made by the Company under this Paragraph 4.

5. Independent Contractor. Contractor is an independent contractor and Contractor’s Personnel (defined below) are not employees of Company. Nothing herein creates or is intended to create any employment relationship between Contractor or Contractor’s Personnel and Company, and Contractor agrees that its Personnel shall not represent to others that they are employees of Company. This Agreement shall not be construed as creating a partnership or joint venture between the parties or as creating any other form of legal association that would impose liability upon one party for the act or failure to act of the other party. Contractor’s Personnel shall not be eligible for any benefit from any benefit plan or program available to Company employees. Contractor also acknowledges that Contractor will not receive any overtime compensation or workers’ compensation coverage. Contractor represents and warrants that he maintains in effect all workers’ compensation, employee liability, comprehensive general liability and other insurance required by law or which is necessary to fully protect both Contractor and the Company from any and all claims and damages that may arise from Contractor’s performance under this Agreement. Contractor shall have no authority to bind or commit the Company to any agreement, contract or other obligation.

6. Employment of Personnel by Contractor. Contractor agrees to perform the Services (or cause the Services to be performed) and may engage or assign any other person or entity with whom Contractor has or develops a business relationship to perform any Services or any other obligations of Contractor under this Agreement without the Company’s prior written consent. Subject to the foregoing, any persons or entities engaged or assigned by Contractor to perform Services or other obligations of Contractor under this Agreement shall hereinafter be referred to as “Contractor’s Personnel” or “Personnel”.

7. Confidentiality.

(a) Contractor and the Company agree that both during the Term and for a period of two (2) years thereafter (the “Restricted Period”), Contractor will not, except as required to discharge effectively and appropriately Contractor’s Services or as may be required by law, directly or indirectly, use, reproduce or disclose to any third person any Confidential Information (as defined below) of the Company, including to Contractor’s Personnel. If it is necessary for Contractor to use or disclose Confidential Information so as to comply with any law, rule, regulations, court order, subpoena or other governmental mandate or investigation, Contractor shall give prompt written notice to the Company of such requirement (to the extent legally permissible), disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(b) Contractor shall exercise reasonable care to protect all Confidential Information. Contractor will immediately give notice to the Company of any unauthorized use or disclosure of Confidential Information. Contractor hereby represents and warrants that Contractor shall assist the Company in remedying any such unauthorized use or disclosure of Confidential Information.

(c) For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature regarding the Company or its business or properties that the Company has furnished or furnishes to Contractor, whether before or after the date of this Agreement, or is or becomes available to Contractor by virtue of Contractor’s engagement by the Company, whether tangible or intangible, and in whatever form or medium provided, as well as all information Contractor generates that contains, reflects or is derived from such information that, in each case, has not been published or disclosed to, and is not otherwise known to, the public. The term, “Confidential Information” shall include, but not be limited to, customer lists, customer requirements and specifications, designs, financial data, sales figures, costs and pricing figures, marketing and other business plans, product development, marketing concepts, personnel matters (including Contractor skills and compensation), drawings, specifications, instructions, methods, processes, techniques, computer software or data of any sort developed or compiled by the Company, formulae or any other information relating to the Company’s services, products, sales, technology, research data, software and all other know-how, trade secrets or proprietary information, or any copies, elaborations, modifications and adaptations thereof. For the avoidance of doubt, Contractor acknowledges and agrees that Confidential Information protected under this Agreement includes information regarding pay, bonuses, benefits and perquisites offered to or received by employees and contractors of the Company, as well as non-public information regarding the unique and special skills of specific employees and how such skills are valuable and integral to the Company’s operations. Notwithstanding the foregoing, Confidential Information shall not include any information (i) that is generally known to the industry or the public other than as a result of Contractor’s breach of this covenant; (ii) that is made available to Contractor by a third party without that party’s breach of any confidentiality obligation; or (iii) which was developed by Contractor outside or independent of Contractor’s performance of Contractor’s obligation to render services on behalf of the Company.

8. Non-Solicitation and Non-Competition. Contractor agrees that during the Restricted Period, regardless of the circumstances of the termination of Contractor’s independent contractor relationship with the Company or any claim that Contractor may have against the Company under this Agreement or otherwise, Contractor shall not, without the prior written consent of the Company, directly or indirectly, on behalf of Contractor or on behalf of or in conjunction with any other person or entity, whether as an owner, consultant, employee, executive, partner, member, manager, officer, director, sales representative, joint venture party, agent, through equity ownership, investment of capital, lending of money or property, rendering of services, or otherwise,

(i) (1) solicit, induce or entice any supplier of any product or service to, or vendor of, the Company (whether as a wholesaler, distributor, agent, commission agent, employee or otherwise) to terminate, reduce or refrain from renewing or extending such person’s or entity’s business or employment relationship with the Company; (2) solicit, induce or entice any employee or independent contractor of the Company to offer services or products that are the same, similar or otherwise in competition with those offered, or actively being contemplated to be offered, by the Company (collectively, “Competing Products and Services”); (3) employ or otherwise engage as an employee, independent contractor or consultant (A) any employee of the Company or (B) any person who was employed by the Company within the prior twelve-month period; or (4) otherwise interfere with the relationship between the Company and any employee of the Company or any supplier of any product or service to, or vendor of, the Company;

(b) (1) solicit, induce or entice any Customer (as defined below) to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the Company, or to become a customer of or enter into any contractual or other relationship with Contractor or any other person or entity for any Competing Products and Services; or (2) offer or provide to any Customer any Competing Products and Services; or

(c) engage or assist others to engage in the Business. “Customer” means shall mean any company or individual: (i) who purchased products or services from the Company whom Contractor contacted or served during his engagement hereunder, for whom Contractor supervised contact or service during his engagement hereunder or about whom Contractor acquired Confidential Information; and/or (ii) who was a potential customer of the Company during Contractor’s engagement hereunder and (A) about whom Contractor acquired Confidential Information or (B) who contacted Contractor, whom Contractor contacted, or for whom Contractor supervised contact regarding the potential purchase of products or services of the Company.

9. Equitable Relief. Contractor on behalf of itself and its affiliates acknowledges that a breach of the covenants contained in Paragraphs 7 and 8 will cause irreparable damage to the Company, the amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Contractor agrees that in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief to prevent any actual, intended or likely breach. Contractor on behalf of itself and its affiliates, acknowledges that the time, scope and other provisions of Paragraphs 7 and 8 have been specifically negotiated by sophisticated commercial parties represented by counsel of their choosing and agrees that all such provisions are reasonable under the circumstances of the transactions contemplated by this Agreement.

10. Authority to Enter into Agreement. Contractor represents and warrants that Contractor has the corporate authority to enter into this Agreement and is not bound by any other agreements or restrictions which might prevent Contractor from carrying out the terms hereof.

11. Assignment. Contractor may not assign Contractor’s rights or obligations under this Agreement without the prior written consent of the Company. This Agreement and all rights hereunder may be assigned by the Company, its affiliates, subsidiaries, successors and assigns.

12. Severability. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

13. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any conflicts of laws principles of the State of Delaware or any other jurisdiction that would call for the application of the law of any jurisdiction other than the State of Delaware.

14. Waiver of Jury Trial. Each Party hereby waives the right to trial by jury in any action or proceeding based upon, arising out of, or in any way relating to this Agreement and all matters concerning Contractor’s engagement hereunder (or the termination thereof). Each Party further agrees that either of them may file a copy of this Agreement with any court as written evidence of the knowing, voluntary, and bargained agreement between them irrevocably to waive trial by jury, and that any dispute or controversy whatsoever between the Parties shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

15. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any Party. The Parties acknowledge that both of them have participated in drafting this Agreement; therefore, any general rule of construction that any ambiguity shall be construed against the drafter shall not apply to this Agreement. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

16. Survival of Terms. All provisions of this Agreement that, either expressly or impliedly, contain obligations that extend beyond the Term of this Agreement, including without limitation those of Paragraphs 7, 8 and 9, shall survive the termination of this Agreement and of Contractor’s engagement hereunder for any reason.

17. Entire Agreement. This Agreement constitutes the complete and exclusive statement of agreement between the parties with respect to their respective subject matters and supersedes all prior written and oral agreements or statements by and between the parties. No representation, statement, condition or warranty not contained in any such instrument shall be binding on the parties or have any force or effect whatsoever.

18. Waivers and Amendments. This Agreement may be altered, amended, modified, superseded or canceled, and the terms hereof may be waived, only by a written instrument signed by the Parties. No delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

19. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

ECD Automotive Design, Inc.		BNMC Films LLC

/s/ Scott Wallace		/s/ David W. Miller II
Name:	Scott Wallace	Name:	David W. Miller II
Title:	Chief Executive Officer	Title:	Member

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